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                               October 26, 1995



Alpha Industries, Inc.
20 Sylvan Road
Woburn, MA  01801

RE:  Alpha Industries, Inc.
     Registration Statement on Form S-3
     ----------------------------------

Ladies and Gentlemen:

   We have acted as legal counsel to Alpha Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to 2,300,000 shares (the "Shares") of the Company's Common Stock, $.25 par value ("Common Stock"), and 2,300,000 Rights (as defined below).

   Pursuant to the Registration Statement and an underwriting agreement by and between the Company, Montgomery Securities, Oppenheimer & Co., Inc. and Adams, Harkness & Hill, Inc. (the "Underwriters"), in substantially the form filed as
Exhibit 1(a) to the Registration Statement (the "Underwriting Agreement"), the Company proposes to sell to the Underwriters up to 2,300,000 Shares of Common Stock. The Rights are issuable pursuant to that certain Amended and Restated Rights Agreement, dated as of November 24, 1986, as amended and restated July 3, 1990 and as amended through Amendment No. 2 dated September 24, 1990 (the "Rights Agreement"), providing in effect for the delivery of a right (a "Right"), along with each share of Common Stock issued by the Company pursuant to the Underwriting Agreement. This opinion is being rendered in connection with the filing of the Registration Statement.

   In connection with this Opinion Letter, we have examined the documents listed on Schedule A attached hereto (collectively, the "Documents").

   We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.
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Alpha Industries, Inc.
October 26, 1995
Page 2


   With your concurrence, the opinions hereafter expressed, whether or not qualified by language such as "to our knowledge," are based solely upon (1) our review of the Documents and (2) such review of published sources of law as we have deemed necessary.

   This firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule B hereto. In the course of our representation of the Company in connection with the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of those assumptions is inappropriate and, with your concurrence, the opinions hereafter expressed are based upon those assumptions. For purposes of those assumptions, the Enumerated Party referred to in Schedule B is the Company.

   Our opinions hereafter expressed are limited to the laws of the Commonwealth of Massachusetts, Federal law and the General Corporation Law of the State of Delaware.

   We express no legal opinion upon any matter other than as explicitly addressed in numbered paragraphs 1 and 2 below, and our express opinions therein contained shall not be interpreted to be implied opinions upon any other matter.

   Based upon and subject to the foregoing, we are of the opinion that:

   1. The Shares have been duly authorized, and when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

   2. The Rights have been duly authorized, and when issued in accordance with the Rights Agreement, will be validly issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the reference to this firm wherever it appears in the Registration Statement.

                        Very truly yours,

                        BROWN, RUDNICK, FREED & GESMER

                           By: Brown, Rudnick, Freed
                            & Gesmer, P.C., a partner

                             By: ___________________________________
                                 Steven R. London, a member duly authorized

SRL/DHM/JGN/mc

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                                  SCHEDULE A

                               LIST OF DOCUMENTS
                               -----------------


    In connection with the Opinion Letter to which this Schedule A is attached, we have reviewed the Documents set forth below. However, except as otherwise expressly indicated, we have not reviewed any other documents, instruments or agreements referred to in or listed upon any of the following Documents:

    (i) the Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware, and a certificate of the Secretary of the Company to the effect that there have been no further amendments thereto;

    (ii) a copy of the Amended and Restated By-laws of the Company, certified by the Secretary of the Company as presently being in effect;

    (iii) copies of certain votes of the board of directors of the Company, certified by the Secretary of the Company as presently being in effect;

    (iv) a certificate dated as of a recent date of the Secretary of State of the State of Delaware as to the good standing of the Company;

    (v)   the Rights Agreement;

    (vi)  the Registration Statement;

    (vii) the Underwriting Agreement; and

    (viii) a letter dated October 17, 1995 from The First National Bank of Boston, the Company's registrar and transfer agent, as to the issued and outstanding shares of the Company.

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                                  SCHEDULE B

                        BROWN, RUDNICK, FREED & GESMER
                             STANDARD ASSUMPTIONS
                        -------------------------


    In rendering legal opinions in third party transactions, Brown, Rudnick, Freed & Gesmer makes certain customary assumptions described below:


    1. Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents.

    2. Each person other than the Enumerated Party has all requisite power and authority and has taken all necessary corporate or other action to enter into the Documents to which it is a party or by which it is bound, to the extent necessary to make the Documents enforceable against it.

    3. Each person other than the Enumerated Party has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Documents against the Enumerated Party.

    4. Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

    5. All official public records are accurate, complete and properly indexed and filed.

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